EXHIBIT 99.3

Southwall Technologies Inc.

Non-Qualified Stock Option Agreement

NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) by and between Southwall Technologies Inc., a Delaware corporation (the “Company”), and the employee of the Company or a Related Company (the “Participant”) specified in Schedule A appended to this Agreement (“Schedule A”).

WHEREAS, the Company maintains the Southwall Technologies Inc. 2007 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Participant renders important services to the Company or a Related Company, and the Company desires to grant a stock option to the Participant; and

WHEREAS, the Board of Directors of the Company (the “Board”) or the Administrator (as defined in the Plan), acting pursuant to the Plan, has authorized the grant of this Non-Qualified Stock Option to the Participant subject to the terms and conditions of the Plan and the additional terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant hereby agree as follows:

1.         Grant of Option.  The Company hereby grants to the Participant, and the Participant hereby accepts, a Non-Qualified Stock Option (the “Option”) to purchase from the Company that number of shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), specified in Schedule A.  This Agreement and the Option hereby granted to the Participant are subject to all of the terms and conditions of the Plan which are incorporated herein by this reference; any term used herein shall have the meaning assigned thereto in the Plan, unless such term is otherwise specifically defined herein.

2.         Option Price; Date of Grant.  This Option may be exercised at the option price per Share specified in Schedule A, which the Board or the Administrator has determined, in accordance with Section 8 of the Plan.  The Date of Grant of this Option is specified in Schedule A.

3.         Term of Option; Vesting and Service Requirements.  This Option shall expire on the date specified in Schedule A (the “Expiration Date”).  This Option shall be exercisable to the extent of the number of Shares vested as of the date of exercise, in accordance with the vesting schedule provided in Schedule A.  If exercised in part, the Option may be exercised only once in each calendar quarter, except with the express written consent of the Company.  The vesting installments provided in Schedule A are cumulative, and this Option will remain exercisable with respect to all vested but unexercised installments until the Option expires on the Expiration Date, unless the Option is sooner terminated as provided in Section 7 or Section 8 of this Agreement.

4.         Other Conditions and Limitations.  The Option shall not be assignable or transferable by the Participant otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Participant by the Participant only.

5.         Exercise of Option.  Written notice of the exercise of the Option or any portion thereof shall be given to the Company’s Stock Administration Department accompanied by the option price in (a) cash or a check payable to the Company, (b) other Shares which (i) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to the aggregate Exercise Price (as defined in the Plan) of the Shares as to which such Option shall be exercised, (c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (d) any combination of the foregoing methods of payment.

6.         Stock Dividends; Stock Splits; Stock Combinations; Recapitalizations.  Appropriate adjustment shall be made in the maximum number of Shares subject to this Option and in the number, kind and option price of Shares covered by this Option to the extent it remains outstanding, to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the Date of Grant of this Option, as determined by the Board or the Administrator in accordance with Section 12 of the Plan.

7.         Capital Changes and Business Successions.  Upon the occurrence of any of the following events, the Participant’s rights with respect to this Option shall be adjusted as hereinafter provided:

a.           Sale of the Company.  If the Company is to be consolidated with or acquired by another entity in a Sale of the Company (as defined in Section 2 of the Plan), the Board or the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder, may, as to this Option, (i) provide that this Option be assumed or an equivalent option be substituted by the successor entity or a parent or subsidiary thereof, (ii) subject to the provisions of clauses (iv) and (v) below, after the effective date of the Sale of the Company, permit the Participant immediately prior to such effective date, upon exercise of this Option, to receive in lieu of Shares, shares of stock or other securities or consideration as the holders of Common Stock received pursuant to the Sale of the Company, (iii) waive any discretionary limitations imposed with respect to the Option so that some or all of this Option, from and after a date prior to the effective date of the Sale of the Company, is exercisable in full, (iv) cause this Option to be cancelled as of the effective date of the Sale of the Company, provided that notice of cancellation is given to the Participant and such Participant has the right to exercise this Option in full prior to or contemporaneously with the effective date of the Sale of the Company, or (v) cause this Option to be cancelled as of the effective date of the Sale of the Company, provided that notice of such cancellation is given to the Participant and such Participant has the right to exercise this Option, to the extent exercisable in accordance with the terms hereof, prior to or contemporaneously with the effective date of the Sale of the Company.

b.           Dissolution or Liquidation.  Subject to the provisions of Section 12(b) of the Plan, in the event of the proposed dissolution or liquidation of the Company, this Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board or the Administrator.

c.           Issuances of Securities.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to this Option.  No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

8.        Termination of Option.  In the event that the Participant terminates Service, within the meaning specified in the Plan, with the Company, or a Related Company, for any reason at any time prior to the exercise of this Option in full, this Option shall terminate in accordance with the following provisions:

a.           if the Participant’s Service shall have been terminated by the Company involuntarily for Misconduct, within the meaning specified in the Plan, this Option shall terminate and may no longer be exercised;

b.           if the Participant’s Service shall have terminated by resignation or other voluntary action, the Participant may at any time within a period of thirty (30) days after such termination of Service exercise this Option to the extent it was exercisable on the date of termination of the Participant’s Service, provided however that such thirty (30) day period shall be extended based on the Participant’s years of service with the Company (as determined under the Company’s standard policy for determining years of service) as follows: (i) to three (3) months upon completion of five (5) years of service; (ii) to six (6) months upon completion of ten (10) years of service; (iii) to nine (9) months upon completion of fifteen (15) years of service; and (iv) to one (1) year upon completion of twenty (20) years of service;

c.           if the Participant’s Service shall have been terminated involuntarily and not for Misconduct, the Participant may at any time within a period of three (3) months after such termination of Service exercise this Option to the extent it was exercisable on the date of termination of the Participant’s Service; provided however that such three (3) month period shall be extended based on the Participant’s years of service with the Company (as determined under the Company’s standard policy for determining years of service) as follows: (i) to six (6) months upon completion of ten (10) years of service; (ii) to nine (9) months upon completion of fifteen (15) years of service; and (iii) to one (1) year upon completion of twenty (20) years of service

d.           if the Participant’s Service shall have been terminated because of Disability, within the meaning specified in the Plan, the Participant may at any time within a period of 12 months after such termination of Service exercise this Option to the extent that the Option was exercisable on the date of termination of the Participant’s Service; or

e.           if the Participant dies while a Service Provider, within the meaning specified in the Plan, the Option, to the extent that the Participant was entitled to exercise it on the date of death, may be exercised within a period of 12 months after the Participant’s death by the person or persons to whom the Participant’s rights under the Option shall pass by will or by the laws of descent and distribution;

provided, however, that this Option may not be exercised to any extent by anyone after the Expiration Date.

9.         Tax Treatment of Option.  This Option is not intended to constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company makes no representations as to the tax treatment of the Participant upon the receipt or exercise of this Option or the sale or other disposition of the Shares issued pursuant to this Option.  The Participant should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of the grant, exercise, assignment, release, cancellation or any other disposal of this Option (each, a “Trigger Event”) and on any subsequent sale or disposition of the Shares.  The Participant should also take advice in respect of the taxation indemnity provisions under Section 10 below.

10.       The Participant’s Taxation Indemnity.

a.           To the extent permitted by law, the Participant hereby agrees to indemnify and keep indemnified the Company as trustee for and on behalf of any affiliate entity, in respect of any liability or obligation of the Company and/or any affiliate entity to account for income tax or any other taxation provisions under the laws of the Participant’s country or citizenship and/or residence to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposal of the Shares.

b.           The Company shall not be obliged to allot and issue any of the Shares or any interest in the Shares unless and until the Participant has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has for any amount of, or representing, income tax or any other tax arising from a Trigger Event (the “Option Tax Liability”), or the Participant has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability will be recovered from the Participant within such period as the Company may then determine.

11.      No Rights as a Stockholder; No Obligation to Continue Service.  The Participant shall have no rights as a stockholder with respect to the Shares subject to the Option until the exercise of the Option and the issuance of a stock certificate for the Shares with respect to which the Option shall have been exercised.  Nothing herein contained shall impose any obligation on the Company or any of its subsidiaries or the Participant with respect to the Participant’s continued Service with the Company or any of its subsidiaries.  Nothing herein contained shall impose any obligation upon the Participant to exercise the Option.

12.      Relationship to Plan.  The Option contained in this Agreement has been granted pursuant to the Plan, and is in all respects subject to the terms, conditions and definitions of the Plan, as amended from time to time.  The Participant hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board shall be final, binding and conclusive upon the Participant and the Participant’s permitted heirs, executors, administrators, successors and assigns.

13.      Miscellaneous.  In case any one or more of the provisions or part of any provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns.  This Agreement shall be governed by and construed and administered in accordance with the laws of the State of Delaware.

14.       Data Protection.

a.           To facilitate the administration of the Plan and this Agreement, it will be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about the Participant and to transfer this data to certain third parties such as brokers with whom the Participant may elect to deposit any share capital under the Plan.  The Participant consents to the Company (or its payroll administrators) collecting, holding and processing the Participant’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan.

b.           The Participant understands that the Participant may, at any time, view the Participant’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer the Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Participant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant specified in Schedule A.

SOUTHWALL TECHNOLOGIES INC.

By:
Name:
Title:

Participant:

Print Name:

IRS Circular 230 Disclosure:  To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was not written to promote, market or recommend the transaction or matter addressed in the communication.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Southwall Technologies Inc.

Non-Qualified Stock Option Agreement

SCHEDULE A

This Schedule A sets forth certain information and provisions referred to in the Non-Qualified Stock Option Agreement to which this Schedule A is appended.

1.	The Participant is [NAME], whose address is [ADDRESS], and whose social security number is [SS].

2.	The number of option Shares is [NUMBER OF SHARES].

3.	The option price per Share for such option Shares is $[___].

4.	The Date of Grant of the Option is [_____________].

5.	The Expiration Date of the Option is [_____________].

6.
The Shares shall “vest” and become exercisable as follows: 25% shall vest on each anniversary of the Date of Grant set forth above such that the Option shall be fully vested on the fourth anniversary of the Date of Grant, provided that the Participant remains a Service Provider of the Company or a Related Company.